AMENDMENT NO. 1 TO

8% SENIOR SECURED CONVERTIBLE DEBENTURE

This Amendment No. 1 (this “Amendment”) to 8% Senior Secured Convertible Debentures is entered into as of April 29, 2013, among Blue Calypso, Inc., a Delaware corporation (the “Company”), and LMD Capital, LLC (“LMD”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Debentures (as defined below).

WHEREAS, pursuant to the Securities Purchase Agreement between the Company and LMD Capital, LLC (“LMD”) dated September 1, 2011, the Company issued an aggregate of 950,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) and warrants to purchase 13,991,164 shares of the Company’s Common Stock (the “September 2011 Warrants”) to LMD;

WHEREAS, pursuant to the Securities Purchase Agreement between the Company and LMD dated April 19, 2012 (the “April 2012 Purchase Agreement”), the Company issued 8% Senior Secured Convertible Debentures due October 19, 2012 (the “Debentures”) and a warrant to purchase 6,500,000 shares of the Company’s Common Stock (the “April 2012 Warrant” and together with the September 2011 Warrants, the “Warrants”);

WHEREAS, as of the date hereof the aggregate amount outstanding under the Debentures, including all accrued and unpaid interest and fees is $600,000;

WHEREAS, in connection with the issuance of the Debentures pursuant to the April 2012 Purchase Agreement, the Company and Andrew Levi entered into a Stockholder’s Agreement dated April 19, 2012 whereby Mr. Levi agreed to place 25,000,000 shares of common stock held by him in escrow for a period of one year, which shares would be cancelled and returned to the treasury of the Company in the event that the Company issues shares of common stock in a financing transaction, including but not limited to the issuance of shares upon conversion of the Debentures, or in connection with the hiring or retention of senior management or directors of the Company during such period of time;

WHEREAS, on October 17, 2012, the Company and LMD entered into a letter agreement pursuant to which LMD agreed to extend the maturity date of each of the Debentures to November 30, 2012;

WHEREAS, in order to induce to LMD to further extend and convert the Debentures, subject to the Beneficial Ownership Limitations contained in the Debentures, concurrently herewith, the Company and LMD are entering into Amendment No. 2 to September 2011 Warrants (“Amendment No. 2 to September 2012 Warrants”), to provide, among other things, an extension of the Expiration Dates of each of the September 2011 Warrants held by LMD and to extend the anti-dilution protection of the September 2011 Warrants held by LMD for the life of the September 2011 Warrants;

WHEREAS, as further inducement to LMD to further extend and convert the Debentures, subject to the Beneficial Ownership Limitations contained in the Debentures, concurrently herewith, the Company and LMD are entering into Amendment No. 1 to April 2012 Warrant (“Amendment No. 1 to April 2012 Warrant”), to provide, among other things, an extension of the Maturity Date of the April 2012 Warrant;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Extension of Maturity Date.  The Maturity Date of each of the Debentures shall be extended to June 30, 2013.

2. Section 5(b) of each of the Debentures shall be deleted in its entirety and replaced with the following:

b)

Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $0.03 per share, subject to adjustment herein (the “Conversion Price”).

3.

Release of Security Interest.  Concurrently herewith, the Company and LMD agree to terminate the Security Agreement dated April 19, 2012 by and between the Company, the Company’s subsidiaries and LMD, the Intellectual Property Security Agreement dated April 19, 2012 by and between the Company, the Company’s subsidiaries and LMD, and the Subsidiary Guarantee executed by the Company’s subsidiary, Blue Calypso, LLC, and all of the security interests created thereby.

4.

Effect of Amendment.  Except to the extent the Debentures are modified by this Amendment, the remaining terms and conditions of the Debentures shall remain unmodified and in full force and effect.  In the event of conflict, between the terms and conditions of the Debentures and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

BLUE CALYPSO INC. By: /s/ William Ogle Name: William Ogle Title: Chief Executive Officer
LMD CAPITAL, LLC By: /s/ Steven B. Solomon Name: Steven B. Solomon Title: Managing Member